Exhibit 3(i)

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

PAINCARE HOLDINGS, INC.

__________________________________

Pursuant to Provisions of the

Florida Business Corporation Act

__________________________________

PAINCARE HOLDINGS, INC., (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to the applicable section(s) of the Florida Business Corporation Act, the Board of Directors and Shareholders of the Corporation approved the resolutions set forth below, on August 9, 2005, which resolutions are in full force and in effect as of the date hereof:

WHEREAS, the Board of Directors and Shareholders of the Corporation, by majority vote on August 9, 2005, have authorized the amendment set forth below to the Articles.

NOW THEREFORE IT IS RESOLVED, that:

1.

Article IV 1(a) of the Articles is hereby amended to reflect that the authorized common stock of the Corporation is hereby increased from 75,000,000 shares of authorized common stock, $.0001 par value to 200,000,000 common shares, $.0001 par value per share.

2.

Except as set forth herein the Articles of Incorporation of the Corporation remain unchanged.

IN WITNESS WHEREOF, PainCare Holdings, Inc., Inc. through its designated Officer has caused this Certificate to be duly executed in its corporate name as of August 10, 2005.

PainCare Holdings, Inc.

By:/s/ RANDY LUBINSKY

      Randy Lubinsky, CEO

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